---------------------------------
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*



               China Netcom Group Corporation (Hong Kong) Limited
-------------------------------------------------------------------------------
                                (Name of Issuer)



                  Ordinary Shares, par value US$0.04 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    16940Q101
                  --------------------------------------------
                                 (CUSIP Number)




                                December 31, 2005
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (1-06)



                                Page 1 of 21 pages

-----------------------
  CUSIP No. 16940Q101                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      CNC Fund, L.P.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           0

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 2 of 21 pages

-----------------------
  CUSIP No. 16940Q101                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS China Broadnet GP, L.L.C.
------------------------------------------------------------------------------
2.    Check the Appropriate Box if a Member of a Group:
                                                               (a) [_]
                                                               (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           0

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           OO

------------------------------------------------------------------------------



                               Page 3 of 21 pages

-----------------------
  CUSIP No. 16940Q101                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS China BroadNet GP Holdings, L.L.C.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           0

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           OO

------------------------------------------------------------------------------



                               Page 4 of 21 pages

-----------------------
  CUSIP No. 16940Q101                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS China BroadNet Investment Holdings, L.L.C.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           0

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           OO

------------------------------------------------------------------------------



                               Page 5 of 21 pages

-----------------------
  CUSIP No. 16940Q101                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS Capital Partners III, L.P.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware
------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           0

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           PN

------------------------------------------------------------------------------



                               Page 6 of 21 pages

-----------------------
  CUSIP No. 16940Q101                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS Advisors III, L.L.C.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           0

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           OO

------------------------------------------------------------------------------



                               Page 7 of 21 pages

-----------------------
  CUSIP No. 16940Q101                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      The Goldman Sachs Group, Inc.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               17,656,242
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               17,877,402

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           17,877,402

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.3%

--------------------------------------------------------------------------------
12.   Type of Reporting Person:

           HC-CO

--------------------------------------------------------------------------------



                               Page 8 of 21 pages

-----------------------
  CUSIP No. 16940Q101                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      Goldman, Sachs & Co.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      New York

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               17,656,242
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               17,877,402

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           17,877,402

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.3%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           BD-PN-IA

------------------------------------------------------------------------------



                               Page 9 of 21 pages

-----------------------
  CUSIP No. 16940Q101                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS Capital Partners III Offshore, L.P.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           0

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           PN

------------------------------------------------------------------------------



                               Page 10 of 21 pages

-----------------------
  CUSIP No. 16940Q101                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      Goldman, Sachs & Co. oHG
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           0

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           PN

------------------------------------------------------------------------------



                               Page 11 of 21 pages

-----------------------
  CUSIP No. 16940Q101                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      GS Capital Partners III Germany Civil Law Partnership
      (with limitation of liability)
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Germany

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           0

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           PN

------------------------------------------------------------------------------



                               Page 12 of 21 pages

-----------------------
  CUSIP No. 16940Q101                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      Stone Street Fund 2000, L. P.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           0

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           PN

------------------------------------------------------------------------------



                               Page 13 of 21 pages

-----------------------
  CUSIP No. 16940Q101                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      Stone Street Fund 2000, L.L.C.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           0

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           OO

------------------------------------------------------------------------------



                               Page 14 of 21 pages

-----------------------
  CUSIP No. 16940Q101                   13G
-----------------------

--------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      Bridge Street Special Opportunities Fund 2000, L. P.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only


------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           0

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

      PN

------------------------------------------------------------------------------



                               Page 15 of 21 pages

-----------------------
  CUSIP No. 16940Q101                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      Bridge Street Special Opportunities 2000, L.L.C.
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Delaware

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           0

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           OO

------------------------------------------------------------------------------



                               Page 16 of 21 pages

-----------------------
  CUSIP No. 16940Q101                   13G
-----------------------

------------------------------------------------------------------------------
1.    Name of Reporting Person.
      I.R.S. Identification No. of Above Person

      CNC Cayman, Limited
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
3.    SEC Use Only



------------------------------------------------------------------------------
4.    Citizenship or Place of Organization:

      Cayman Islands

------------------------------------------------------------------------------
                     5.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     6.   Shared Voting Power
   Beneficially
                               0
     Owned by
                    ----------------------------------------------------------
       Each          7.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     8.   Shared Dispositive Power
       With:
                               0

------------------------------------------------------------------------------
 9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           0

------------------------------------------------------------------------------
10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
11.   Percent of Class Represented by Amount in Row (9)

           0.0%

------------------------------------------------------------------------------
12.   Type of Reporting Person:

           CO

------------------------------------------------------------------------------



                               Page 17 of 21 pages

Item 2(e).         CUSIP Number:
                   16940Q101

Item 4.            Ownership.*

          (a).     Amount beneficially owned:
                   See the response(s) to Item  9 on the attached cover page(s).

          (b).     Percent of Class:
                   See the response(s) to Item 11 on the attached cover page(s).

          (c).     Number of shares as to which such person has:

                   (i). Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

                   (ii). Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

                   (iii). Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

                   (iv). Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

Item 5.            Ownership  of  Five  Percent or  Less  of  a  Class.
                   If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X].

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
                             See Exhibit (99.2) as previously reported.

--------------------------
         * In accordance with the Securities and Exchange Commission (the "SEC") Release No. 34-39538 (January 12, 1998), this filing reflects the securities beneficially owned by the investment banking division ("IBD") of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates (collectively, "GSG"). This filing does not reflect securities, if any, beneficially owned by any other operating unit of GSG. IBD disclaims beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which IBD or its employees have voting or investment discretion, or both and (ii) certain investment entities, of which IBD is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than IBD.



                               Page 18 of 21 pages

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 2006

                                    CNC FUND, L.P.


                                    CNC CAYMAN LIMITED, in its capacity as a general partner of CNC Fund, L.P.

                                    By:/s/ Wenlong Sun
                                      ----------------------------------
                                    Name:  Wenlong Sun
                                    Title: Authorized Signatory


                                    GS CHINA BROADNET GP, L.L.C., in its
                                    capacity as a general partner of CNC Fund, L.P.

                                    By:/s/ Mary Nee
                                      ----------------------------------
                                    Name:  Mary Nee
                                    Title: Director



                                    CNC CAYMAN, LIMITED

                                    By:/s/ Wenlong Sun
                                      ----------------------------------
                                    Name:  Wenlong Sun
                                    Title: Authorized Signatory



                                    GS CHINA BROADNET GP, L.L.C.

                                    By:/s/ Mary Nee
                                      ----------------------------------
                                    Name:  Mary Nee
                                    Title: Director



                                    GS CHINA BROADNET GP HOLDINGS, L.L.C.

                                    By:/s/ Mary Nee
                                      ----------------------------------
                                    Name:  Mary Nee
                                    Title: Director



                                    GS CHINA BROADNET INVESTMENT HOLDINGS,
                                    L.L.C.

                                    By:/s/ Mary Nee
                                      ----------------------------------
                                    Name:  Mary Nee
                                    Title: Director



                               Page 19 of 21 pages

                                    GS CAPITAL PARTNERS III, L.P.

                                    By:/s/ Roger S. Begelman
                                      ----------------------------------
                                    Name:  Roger S. Begelman
                                    Title: Attorney-in-fact



                                    GS ADVISORS III, L.L.C.

                                    By:/s/ Roger S. Begelman
                                      ----------------------------------
                                    Name:  Roger S. Begelman
                                    Title: Attorney-in-fact



                                    THE GOLDMAN SACHS GROUP, INC.

                                    By:/s/ Roger S. Begelman
                                      ----------------------------------
                                    Name:  Roger S. Begelman
                                    Title: Attorney-in-fact



                                    GOLDMAN, SACHS & CO.

                                    By:/s/ Roger S. Begelman
                                      ----------------------------------
                                    Name:  Roger S. Begelman
                                    Title: Attorney-in-fact



                                    GS CAPITAL PARTNERS III OFFSHORE, L.P.

                                    By:/s/ Roger S. Begelman
                                      ----------------------------------
                                    Name:  Roger S. Begelman
                                    Title: Attorney-in-fact



                                    GOLDMAN, SACHS & CO. OHG

                                    By:/s/ Roger S. Begelman
                                      ----------------------------------
                                    Name:  Roger S. Begelman
                                    Title: Attorney-in-fact



                                    GS CAPITAL PARTNERS III GERMANY CIVIL LAW
                                    PARTNERSHIP
                                    (with limitation of liability)

                                    By:/s/ Roger S. Begelman
                                      ----------------------------------
                                    Name:  Roger S. Begelman
                                    Title: Attorney-in-fact



                               Page 20 of 21 pages

                                    STONE STREET FUND 2000, L.P.

                                    By:/s/ Roger S. Begelman
                                      ----------------------------------
                                    Name:  Roger S. Begelman
                                    Title: Attorney-in-fact



                                    STONE STREET 2000, L.L.C.

                                    By:/s/ Roger S. Begelman
                                      ----------------------------------
                                    Name:  Roger S. Begelman
                                    Title: Attorney-in-fact



                                    BRIDGE STREET SPECIAL OPPORTUNITIES FUND
                                    2000, L.P.

                                    By:/s/ Roger S. Begelman
                                      ----------------------------------
                                    Name:  Roger S. Begelman
                                    Title: Attorney-in-fact



                                    BRIDGE STREET SPECIAL OPPORTUNITIES 2000,
                                    L.L.C.

                                    By:/s/ Roger S. Begelman
                                      ----------------------------------
                                    Name:  Roger S. Begelman
                                    Title: Attorney-in-fact



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